Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners

Regency Energy Partners LP:

We consent to the incorporation by reference on Form S-4 of Regency Energy Partners LP of our reports dated February 18, 2011, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows, and partners’ capital and noncontrolling interest for the period from May 26, 2010 to December 31, 2010 and the period from January 1, 2010 to May 25, 2010, and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

Dallas, Texas

February 18, 2014